Exhibit 16.1

December 22, 2014

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:	Eastside Drilling, Inc.

We have read the statements under item 4.01 in the Form 8-K to be filed with the Securities and Exchange Commission on December 22 2014 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/MaloneBailey, LLP

www.malonebailey.com

Houston, Texas